To the Shareholders and Board of Trustees of The Shelby Fund of The Coventry Group:

We have audited the accompanying statement of assets and liabilities of The Shelby Fund of The Coventry Group (a Massachusetts business trust), including the portfolio of investments, as of March 31, 1998, and the related statements of operations and changes in net assets and the financial highlights for the periods indicated thereon. These financial statements and financial highlights are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with
generally accepted auditing standards.  Those
standards require that we plan and perform
the audits to obtain reasonable assurance about
whether the financial statements and financial
highlights are free of material misstatement.
An audit includes examining, on a test basis,
evidence supporting the amounts and disclosures
in the financial statements.  Our procedures
included confirmation of securities owned as
of March 31, 1998, by correspondence with the
custodian and brokers.   An audit also includes
assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of The Shelby Fund as of March 31, 1998, the results of its operations and the changes in its net assets and the financial highlights for the periods indicated thereon, in conformity with generally accepted accounting principles.
ARTHUR ANDERSEN LLP

Louisville, Kentucky
April 24, 1998